Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 27, 2025, Spire Inc. (“Spire” or the “Company”), a Missouri corporation, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Piedmont Natural Gas Company, Inc. (“Piedmont”), a North Carolina corporation and wholly owned subsidiary of Duke Energy Corporation (“Duke Energy”), pursuant to which Spire will acquire 100% of Piedmont’s Tennessee natural gas local distribution company business (the “Acquired Business”) for cash consideration of $2.48 billion subject to customary adjustments for net working capital, regulatory assets and liabilities, and capital expenditures at closing (the “Acquisition”).

Contemporaneously with the execution of the Purchase Agreement, Spire entered into a commitment letter with Bank of Montreal and BMO Capital Markets Corp. (the “Commitment Parties”) pursuant to which the Commitment Parties committed to provide, subject to the terms and conditions therein, senior unsecured bridge term loan facilities in an aggregate principal amount of up to $2.48 billion, comprised of a Tranche A facility of up to $1.88 billion and a Tranche B facility of up to $600 million (together, the “Bridge Facilities”). The Bridge Facilities will be available in a single draw on the acquisition closing date and mature 364 days thereafter; any undrawn commitments terminate at the closing of the Acquisition.

Spire does not intend to draw on the Bridge Facilities and instead expects to finance the Acquisition through a balanced mix of debt, equity and hybrid securities. Additionally, Spire is also evaluating the sale of certain midstream natural gas storage assets (collectively, the “Storage Assets”), as a potential source of funds. While Spire has commenced an active bidding process for the potential sale of the Storage Assets, the timing and amount of any potential sale proceeds are uncertain and not estimable at this time. For the purposes of the unaudited pro forma condensed combined financial statements, the Company has assumed that the funding will consist of (i) proceeds from the concurrent issuance at the closing of the Acquisition of junior subordinated notes in an aggregate principal amount of approximately $900 million, (ii) proceeds from the concurrent issuance at the closing of the Acquisition of senior unsecured notes through a private placement in an aggregate principal amount of approximately $825 million, and (iii) proceeds of $826.8 million of $2.48 billion commitments available under the Bridge Facilities to be drawn upon at the closing of the Acquisition (collectively, the “Financing Transactions”). Although the Company intends to replace the Bridge Facilities with other long-term financing arrangements prior to the closing of the Acquisition, the terms of those arrangements cannot be determined at this time and are thus not referenced in the unaudited pro forma condensed combined financial statements.

The Acquisition has satisfied the waiting period without objection under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The completion of the Acquisition remains subject to (1) the approval of the Tennessee Public Utility Commission (the “TPUC”), (2) no Material Adverse Effect (as defined in the Purchase Agreement) having occurred since the date of the Purchase Agreement, and (3) customary conditions to ensure the accuracy of representations and warranties and the parties’ compliance with their obligations under the Purchase Agreement. On September 10, 2025, Piedmont and Spire jointly filed applications with the TPUC and the Federal Energy Regulatory Commission (the “FERC”) to facilitate the transfer of Piedmont’s Tennessee utility operations to Spire. The TPUC filing requests approval of the transfer of utility service authority and related authorizations by March 1, 2026. The FERC filing seeks a temporary waiver of certain capacity release regulations to support the efficient transfer of Piedmont’s jurisdictional transportation and storage agreements, consistent with similar waivers granted in past utility transactions. On October 31, 2025, the FERC approved the transfer of gas supply contracts to Spire. The Acquisition is expected to close in the first quarter of calendar 2026, subject to the satisfaction of the foregoing conditions.

The following unaudited pro forma condensed combined financial information reflects the Acquisition and the Financing Transactions as described above and has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information has been prepared by the Company using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), with Spire as the acquiring entity for accounting purposes, and reflects estimates and assumptions deemed appropriate by the Company’s management to give effect to the Acquisition and the Financing Transactions as if they had been completed on September 30, 2025, with respect to the unaudited pro forma condensed combined balance sheet, and on October 1, 2024, with respect to the unaudited pro forma condensed combined statement of income.

The unaudited pro forma condensed combined financial information includes adjustments that reflect the accounting for the Acquisition and the Financing Transactions in accordance with U.S. GAAP. Refer to the notes to the unaudited pro forma financial information for additional information regarding the basis of presentation and pro forma adjustments.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the following:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•

The historical audited consolidated financial statements of Spire as of and for the fiscal year ended September 30, 2025 and the accompanying notes thereto included in Spire’s Annual Report on Form 10-K for such fiscal year filed on November 14, 2025;

•	The unaudited abbreviated financial statements of the Acquired Business as of and for the nine months ended September 30, 2025 and 2024 and the accompanying notes thereto; and,

•	The audited abbreviated financial statements of the Acquired Business as of and for the fiscal year ended December 31, 2024 and the accompanying notes thereto.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been if the Acquisition and the Financing Transactions occurred as of the dates indicated. The unaudited pro forma condensed combined financial information also should not be considered indicative of the future results of operations or financial position of the combined company following the completion of the Acquisition, which will differ, perhaps materially, from those shown in this information. The unaudited pro forma adjustments represent the Spire management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

The Company estimated the fair value of the assets and liabilities of the Acquired Business based on a preliminary valuation. A final determination of the fair value of the acquired assets and assumed liabilities will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statements of operations; therefore the final purchase consideration allocation will be different, perhaps materially, than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2025

(In millions)

	Spire For the Fiscal Year Ended September 30, 2025	Acquired Business For the Year Ended September 30, 2025 (Note 2)	Acquisition Transaction Accounting Adjustments (Note 4)	Note		Financing Transaction Accounting Adjustments (Note 4)	Note		Pro Forma Combined
ASSETS
Utility Plant	$9,333.9	$2,184.6	$(418.9)	(b	)	$—			$11,099.6
Less: Accumulated depreciation and amortization	2,577.4	418.9	(418.9)	(b	)	—			2,577.4

Net Utility Plant	6,756.5	1,765.7	—			—			8,522.2

Non-utility Property (net of accumulated depreciation and amortization of $129.4 at September 30, 2025)	1,007.2	—	—			—			1,007.2
Other Investments	128.0	—	—			—			128.0

Total Other Property and Investments	1,135.2	—	—			—			1,135.2

Current Assets:
Cash and cash equivalents	5.7	—	(2,512.0)	(a	)	2,535.0	(f	)	28.7
Accounts receivable:
Utility	191.9	24.8	—			—			216.7
Other	152.7	—	—			—			152.7
Allowance for credit losses	(28.8)	—	—			—			(28.8)
Delayed customer billings	13.6	—	—			—			13.6
Inventories:
Natural gas	226.9	10.8	—			—			237.7
Propane Gas	8.6	—	—			—			8.6
Materials and supplies	47.0	0.6	—			—			47.6
Regulatory assets	78.3	10.8	—			—			89.1
Prepayments	47.8	—	—			—			47.8
Other	64.0	0.6	—			—			64.6

Total Current Assets	807.7	47.6	(2,512.0)			2,535.0			878.3

Deferred Charges and Other Assets:
Goodwill	1,171.6	—	834.9	(c	)	—			2,006.5
Regulatory assets	1,323.5	40.7	—			—			1,364.2
Other	380.8	0.4	0.9	(e	)	—			382.1

Total Deferred Charges and Other Assets	2,875.9	41.1	835.8			—			3,752.8

Total Assets	$11,575.3	$1,854.4	$(1,676.2)			$2,535.0			$14,288.5

CAPITALIZATION AND LIABILITIES

	Spire For the Fiscal Year Ended September 30, 2025	Acquired Business For the Year Ended September 30, 2025 (Note 2)	Acquisition Transaction Accounting Adjustments (Note 4)	Note		Financing Transaction Accounting Adjustments (Note 4)	Note		Pro Forma Combined
Capitalization:
Preferred stock ($25.00 par value per share; 10.0 million depositary shares authorized, issued and outstanding at September 30, 2025)	$242.0	$—	$—			$—			$242.0
Common stock (par value $1.00 per share; 70.0 million shares authorized; 59.0 million shares issued and outstanding at September 30, 2025)	59.0	—	—			—			59.0
Paid-in capital	1,981.4	—	—			—			1,981.4
Net parent investment	—	1,645.1	(1,645.1)	(d	)	—			—
Retained earnings	1,087.6	—	(26.3)	(e	)	—			1,061.3
Accumulated other comprehensive income	19.4	—	—			—			19.4

Total Shareholders’ Equity	3,389.4	1,645.1	(1,671.4)			—			3,363.1
Temporary equity	6.1	—	—			—			6.1
Long-term debt (less current portion)	3,369.4	—	—			1,708.2	(f	)	5,077.6

Total Capitalization	6,764.9	1,645.1	(1,671.4)			1,708.2			8,446.8

Current Liabilities:
Current portion of long-term debt	487.5	—	—			—			487.5
Notes payable	1,317.0	—	—			826.8	(f	)	2,143.8
Accounts payable	248.3	35.2	(4.8)	(e	)	—			278.7
Advance customer billings	58.1	—	—			—			58.1
Wages and compensation accrued	54.1	—	—			—			54.1
Customer deposits	32.8	—	—			—			32.8
Taxes accrued	109.1	—	—			—			109.1
Regulatory liabilities	39.4	0.8	—			—			40.2
Other	202.3	5.2	—			—			207.5

Total Current Liabilities	2,548.6	41.2	(4.8)			826.8			3,411.8

	Spire For the Fiscal Year Ended September 30, 2025	Acquired Business For the Year Ended September 30, 2025 (Note 2)	Acquisition Transaction Accounting Adjustments (Note 4)	Note	Financing Transaction Accounting Adjustments (Note 4)	Note	Pro Forma Combined
Deferred Credits and Other Liabilities:
Deferred income taxes	887.4	—	—		—		887.4
Pension and postretirement benefit costs	74.7	—	—		—		74.7
Asset retirement obligations	583.2	4.3	—		—		587.5
Regulatory liabilities	578.0	158.8	—		—		736.8
Other	138.5	5.0	—		—		143.5

Total Deferred Credits and Other Liabilities	2,261.8	168.1	—		—		2,429.9

Commitments and Contingencies

Total Capitalization and Liabilities	$11,575.3	$1,854.4	$(1,676.2)		$2,535.0		$14,288.5

See accompanying notes to the unaudited pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Fiscal Year Ended September 30, 2025

(In millions, except per share data)

	Spire For the Fiscal Year Ended September 30, 2025	Acquired Business For the Year Ended September 30, 2025 (Note 2)	Acquisition Transaction Accounting Adjustments (Note 5)	Note		Financing Transaction Accounting Adjustments (Note 5)	Note		Pro Forma Combined
Operating Revenues	$2,476.4	$304.6	$—			$—			$2,781.0

Operating Expenses:
Natural gas	905.5	84.4	—			—			989.9
Operation and maintenance	542.1	67.1	26.6	(a	)	—			635.8
Depreciation and amortization	298.2	33.9	—			—			332.1
Taxes, other than income taxes	206.7	8.3	—			—			215.0

Total Operating Expenses	1,952.5	193.7	26.6			—			2,172.8

Operating Income	523.9	110.9	(26.6)			—			608.2
Interest Expense	204.1	—	—			140.8	(c	)	344.9
Other Income, Net	11.6	8.6	—			—			20.2

Income Before Income Taxes	331.4	119.5	(26.6)			(140.8)			283.5
Income Tax Expense (Benefit)	59.7	—	19.5	(b	)	(29.6)	(d	)	49.6

Net Income	271.7	119.5	(46.1)			(111.2)			233.9
Provision for preferred dividends	14.8	—	—			—			14.8
Income allocated to participating securities	0.3	—	—			—			0.3

Net Income Available to Common Shareholders	$256.6	$119.5	$(46.1)			$(111.2)			$218.8

Weighted Average Number of Common Shares Outstanding:
Basic	58.5								58.5
Diluted	58.7								58.7
Basic Earnings Per Common Share	$4.39								$3.74
Diluted Earnings Per Common Share	$4.37								$3.73

See accompanying notes to the unaudited pro forma financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes. Spire’s 2025 fiscal year end is on September 30, 2025, while the Acquired Business’s last fiscal year ended on December 31, 2024. As a result of the Acquired Business having a different fiscal period-end than Spire, the unaudited pro forma condensed combined financial information has been prepared as follows:

•

the unaudited pro forma condensed combined balance sheet as of September 30, 2025 combines the audited consolidated balance sheet of Spire as of September 30, 2025, and the unaudited statements of assets acquired and liabilities assumed of the Acquired Business as of September 30, 2025; and

•

the unaudited pro forma condensed combined statement of income for the fiscal year ended September 30, 2025 combines the audited consolidated statement of income of Spire for the fiscal year ended September 30, 2025 and the unaudited statement of revenues and direct expenses of the Acquired Business for the year ended September 30, 2025. The unaudited statement of revenues and direct expenses of the Acquired Business for the year ended September 30, 2025 was derived by combining the audited Statement of Revenues and Direct Expenses of the Acquired Business for the fiscal year ended December 31, 2024 less the unaudited Statement of Revenues and Direct Expenses of the Acquired Business for the nine months ended September 30, 2024 plus the unaudited Statement of Revenues and Direct Expenses of the Acquired Business for the nine months ended September 30, 2025.

Refer to Note 2, Reclassification of Abbreviated Financial Statements of the Acquired Business, for further details on the aggregation of the historical financial statements of the Acquired Business.

The historical financial statements have been prepared in accordance with U.S. GAAP. The unaudited condensed combined pro forma financial statements have been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the subsequent Notes to the pro forma financial information. The pro forma adjustments are based upon reported available information and methodologies that management determined appropriate for the Acquisition and do not reflect the costs of any integration activities or benefits that may result from realization of future revenue growth or operational synergies expected to result from the Acquisition.

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those described in Spire’s audited consolidated financial statements as of and for the fiscal year ended September 30, 2025. Spire has performed a preliminary review of the Acquired Business’s accounting policies to determine if any adjustments were necessary to achieve comparability in the unaudited pro forma condensed combined financial information. Currently, Spire is not aware of any material differences between the accounting policies of Spire and the Acquired Business that would continue to exist subsequent to the application of acquisition accounting.

Reclassification adjustments have been made to the historical presentation of the Acquired Business to conform to the financial statement presentation of Spire for the unaudited pro forma condensed combined financial information. Refer to Note 2, Reclassification of Abbreviated Financial Statements of the Acquired Business for further details on the reclassification adjustments.

Accounting for the Acquisition

The unaudited pro forma condensed combined financial information has been prepared assuming the Acquisition is accounted for using the acquisition method of accounting under Accounting Standards Codification (“ASC”) 805, Business Combinations, (“ASC 805”) with Spire as the acquiring entity. In accordance with ASC 805, the purchase price of the Acquired Business is allocated to the underlying assets acquired and liabilities assumed based on their estimated fair values as of the closing of the Acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill.

The pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analyses are performed. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated acquisition consideration has been allocated to the assets acquired and liabilities assumed of the Acquired Business based upon management’s preliminary estimate of their fair values. The Company has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the assets to be acquired or liabilities assumed. Accordingly, the purchase price allocation and related adjustments reflected in the unaudited pro forma condensed combined financial information is preliminary and subject to revision based on a final determination of fair value as additional information becomes available and as additional analyses are performed. The pro forma adjustments represent Spire management’s best estimates and are based upon currently available information and certain assumptions that Spire believes are reasonable under the circumstances. Refer to Note 3 Preliminary Fair Value Measurement of Purchase Price Allocation to Assets Acquired and Liabilities Assumed from the Acquisition, for further details on the preliminary purchase price allocation.

Accounting for the Financing Transactions

The Company obtained a commitment letter for a senior unsecured 364-day bridge term loan facility (the “Bridge Facilities”) of up to approximately $2.48 billion. Spire plans to finance the Acquisition through a balanced mix of debt, equity and hybrid securities prior to the closing of the Acquisition however the terms of those arrangements cannot be determined at this time and thus, for purposes of the pro forma combined statements, the Company has assumed the following:

•	issuance of junior subordinated notes in an aggregate principal amount of approximately $900 million (the “Junior Subordinated Notes”);

•	issuance of senior unsecured notes through a private placement in an aggregate principal amount of approximately $825 million (the “Senior Unsecured Notes”); and

•	draw of $826.8 million on the Bridge Facilities, this debt obligation is classified as current based on its terms with long-term financing anticipated to replace the Bridge Facilities.

There can be no assurance that the long-term financing will be obtained prior to the completion of the Acquisition and the terms of the long-term financing are uncertain at this time.

The financing costs are recorded as a direct deduction from the carrying amount of the liability and amortized into interest expense over the terms of the Financing Transactions as if they had occurred on October 1, 2024. The Bridge Facilities commitment fees are expensed in the unaudited pro forma condensed combined statement of income for the fiscal year ended September 30, 2025.

Note 2 – Reclassification of Abbreviated Financial Statements of the Acquired Business

During the preparation of the unaudited pro forma condensed combined financial information, Spire’s management performed a preliminary analysis of the Acquired Business’s financial information to identify differences in financial statement presentation as compared to the presentation of Spire. Certain reclassification adjustments have been made to conform the Acquired Business’s historical financial statement presentation to Spire’s financial statement presentation. Following the closing of the Acquisition, the combined company will finalize its review of the reclassifications, which will be different, perhaps materially, from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

The table below presents the unaudited statements of assets acquired and liabilities assumed of the Acquired Business as of September 30, 2025, giving pro forma effect to the presentation adjustments:

Presentation in Acquired Business Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information	Acquired Business Before Reclassification	Reclassification	Note	Acquired Business as Reclassified
ASSETS ACQUIRED
Current Assets
Receivables (net of allowance for doubtful accounts of $2,808 at 2025)	Accounts receivable: Utility	24.8	—		24.8
Inventory		11.4	(11.4)	(1)	—
	Inventories: Natural gas	—	10.8	(1)	10.8
	Inventories: Propane gas	—	—		—
	Inventories: Materials and supplies	—	0.6	(1)	0.6
Regulatory assets	Regulatory assets	10.8	—		10.8
Other	Other	0.6	—		0.6

Total current assets		47.6	—		47.6

Property, Plant and Equipment
Cost		2,184.6	(2,184.6)	(2)	—
	Utility Plant	—	2,184.6	(2)	2,184.6
Accumulated depreciation and amortization		(418.9)	418.9	(3)	—
	Utility Plant: Accumulated depreciation and amortization	—	(418.9)	(3)	(418.9)

Net property, plant and equipment		1,765.7	—		1,765.7

Other Noncurrent Assets
Regulatory assets	Regulatory assets	40.7	—		40.7
Other	Other	0.4	—		0.4

Total other noncurrent assets		41.1	—		41.1

Total Assets Acquired		1,854.4	—		1,854.4

LIABILITIES ASSUMED
Current Liabilities
Accounts payable	Accounts payable	35.2	—		35.2
Regulatory liabilities	Regulatory liabilities	0.8	—		0.8
Other	Other	5.2	—		5.2

Total current liabilities		41.2	—		41.2

Other Noncurrent Liabilities
Asset retirement obligations	Asset retirement obligations	4.3	—		4.3
Regulatory liabilities	Regulatory liabilities	158.8	—		158.8
Other	Other	5.0	—		5.0

Total other noncurrent liabilities		168.1	—		168.1

Total Liabilities Assumed		209.3	—		209.3

	Net parent investment		1,645.1	(4)	1,645.1

NOTES:

(1)	To reclassify the Acquired Business’s historical Inventory balance to Inventory: Materials and supplies and Inventories: Natural Gas.
(2)	To reclassify the Acquired Business’s historical cost of Property, Plant and Equipment to Utility Plant.
(3)	To reclassify Accumulated depreciation and amortization to Utility Plant: Accumulated depreciation and amortization.
(4)	Represents a balancing adjustment to equity for the acquired assets and assumed liabilities.

The table below presents the unaudited statement of revenues and direct expenses of the Acquired Business, giving pro forma effect to the presentation adjustments and reflecting the results for the year ended September 30, 2025, to align with Spire’s fiscal year-end:

Presentation in Acquired Business Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information	Acquired Business Fiscal Year Ended December 31, 2024	Acquired Business Nine months ended September 30, 2024 (-)	Acquired Business Nine months ended September 30, 2025 (+)	Acquired Business Year Ended September 30, 2025 Before Reclassification	Reclassifications	Note	Acquired Business Year Ended September 30, 2025 As Reclassified
Revenues
Regulated natural gas		285.5	193.8	209.0	300.7	(300.7)	(1)	—
Nonregulated natural gas and other		3.7	2.8	3.0	3.9	(3.9)	(1)	—
	Operating Revenues	—	—	—	—	304.6	(1)	304.6

Total revenues		289.2	196.6	212.0	304.6	—		304.6

Direct Expenses
Cost of natural gas	Operating Expenses: Natural gas	63.1	41.0	62.3	84.4	—		84.4
Operation, maintenance and other	Operating Expenses: Operation and maintenance	66.0	49.2	50.3	67.1	—		67.1
Depreciation and amortization	Operating Expenses: Depreciation and amortization	33.0	24.3	25.2	33.9	—		33.9
Property and other taxes	Operating Expenses: Taxes, other than income taxes	7.2	8.8	9.9	8.3	—		8.3
Other income, net	Other Income (Expense), Net	(0.1)	(0.4)	(2.8)	(2.5)	—		(2.5)
Interest income, net	Other Income (Expense), Net	(4.9)	(3.8)	(5.0)	(6.1)	—		(6.1)

Total direct expenses		164.3	119.1	139.9	185.1	—		185.1

Excess of Revenues Over Direct Expenses		124.9	77.5	72.1	119.5	—		119.5

NOTES:

(1)	To reclassify the Acquired Business’s Revenues to Operating Revenues

Note 3 – Preliminary Fair Value Measurement of Purchase Price Allocation to Assets Acquired and Liabilities Assumed from the Acquisition

(a)	Consideration Transferred

The total purchase price of the Acquisition is $2.48 billion in cash, subject to customary adjustments, including adjustments for net working capital, regulatory assets and liabilities, and capital expenditures at the closing of the Acquisition. Potential adjustments for net working capital, regulatory assets and liabilities, and capital expenditures are not reflected as the amounts of such adjustments, if any, are unknown at this time.

(b)	Preliminary Purchase Price Allocation

The following table summarizes the allocation of the total purchase price of the Acquisition to the preliminary estimated fair values of the assets acquired and liabilities assumed (in millions):

Estimated Acquisition Consideration Allocation (In millions)	Amount
Estimated acquisition consideration	$2,480.0
Assets acquired:
Utility Plant	1,765.7
Accounts receivable (Utilities)	24.8
Inventories:
Natural gas	10.8
Materials and supplies	0.6
Current regulatory assets	10.8
Other current assets	0.6
Non-current regulatory assets	40.7
Other non-current assets	0.4

Total assets acquired:	1,854.4

Liabilities assumed:
Accounts payable	35.2
Current regulatory liabilities	0.8
Other current liabilities	5.2
Asset retirement obligations	4.3
Non-current regulatory liabilities	158.8
Other non-current liabilities	5.0

Total liabilities assumed:	209.3

Net assets acquired	1,645.1

Goodwill	$834.9

The majority of the assets acquired and liabilities assumed are subject to the rate setting authority of the Tennessee Public Utility Commission, and are therefore accounted for pursuant to ASC 980, Regulated Operations. The fair value of these assets acquired and liabilities assumed subject to rate-setting and cost recovery provisions provide revenues derived from costs, including a return on investment of assets and liabilities included in rate base. As such, the fair values of these assets and liabilities equal their carrying values. The useful lives of Utility Plant is based on the estimated service lives of the various classes of property and based on the straight-line composite depreciation rates as approved by the regulatory commission.

Note 4 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

Acquisition Transaction Accounting Adjustments:

(a)	The change in Cash and cash equivalents was determined as follows:

Description (In millions)	Amount
Uses:
Estimated cash consideration	$2,480.0
Estimated payment of transaction costs	32.0

Pro forma net adjustment to Cash and cash equivalents	$2,512.0

(b)	Reflects reclassification of historical accumulated depreciation.

(c)	Reflects the recognition of the preliminary goodwill for estimated acquisition consideration in excess of the fair value of the net assets acquired.

(d)	Reflects elimination of historical equity of the Acquired Business.

(e)

Represents $26.3 million in Spire’s estimated advisory, legal, and other transaction-related expenses related to the Acquisition that are not reflected in the historical financial statements and reflected as an adjustment through retained earnings. A $0.9 million premium for a representations and warranties insurance policy required under the Purchase Agreement is recorded as a prepaid asset. In addition, this adjustment reflects the expected settlement of $4.8 million accrued and outstanding transaction costs included in Spire’s historical consolidated balance sheet as of September 30, 2025.

Financing Transactions Accounting Adjustments:

(f)	Represents proceeds from the following debt instruments issued in connection with the Financing Transactions.

i.	Junior Subordinated Notes of $900 million net of $11.0 million of debt issuance costs. The Junior Subordinated Notes are classified as long-term debt, net of debt issuance cost.

ii.	Senior Unsecured Notes of $825 million net of $5.8 million of debt issuance costs. The Senior Unsecured Notes are classified as long-term debt, net of debt issuance cost.

iii.	An assumed draw from the Bridge Facilities for $826.8 million. The borrowings under the Bridge Facilities are presented as notes payable.

Spire currently does not expect to make any borrowings under the Bridge Facilities and currently expects to finance the cash consideration of the Acquisition through additional long-term financing arrangements. There can be no assurance, however, that Spire will be able to do so, and any such financings would be subject to prevailing market conditions at the relevant time.

Note 5 – Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

Acquisition Transaction Accounting Adjustments:

(a)

Represents $26.6 million in Spire’s advisory, legal, and other transaction-related expenses related to the Acquisition that are not reflected in Spire’s historical financial statements. This amount includes $0.3 million of amortization related to the representations and warranties insurance policy required under the Purchase Agreement.

(b)

To record the income tax impacts of the pro forma adjustments and historical results of the Acquired Business utilizing the statutory income tax rate of approximately 21% for the fiscal year ended September 30, 2025, as presented below). Because the tax rates used for the pro forma condensed combined financial information is estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to the closing of the Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Description (In millions)	Amount
Income tax impacts of historical results of the Acquired Business	$25.1
Income tax impacts of pro forma adjustments	(5.6)

Pro forma net adjustment to Income Tax Expense	$19.5

Financing Transactions Accounting Adjustments:

(c)	Represents estimated interest expense related to the Financing Transactions, as presented at adjustment in Note 4(d), calculated based on an estimated interest rate as follows:

Description	Interest Rate
Junior Subordinated Notes	5.9%
Senior Unsecured Notes	4.9%
Bridge Facilities	5.6%

This adjustment to interest expense also includes $1.0 million of amortization of the total estimated debt issuance costs of $16.8 million related to the Junior Subordinated Notes and the Senior Unsecured Notes. Commitment and other fees associated with the Bridge Facilities have already been recognized in Spire’s historical financial statements. A 0.125% change in interest rates would increase or decrease interest expense on a pro forma basis by $3.2 million for the fiscal year ended September 30, 2025. For purposes of the pro forma income statements, it is assumed that borrowings under the Financing Transactions occur on October 1, 2024 and remain outstanding throughout the period presented.

(d)

Represents the income tax impact of the Financing Transactions utilizing an estimated statutory rate of 21%. The estimated statutory rate is preliminary and could be different depending on post-acquisition activities, the geographical mix of income and changes in tax law.

Note 6 – Earnings Per Share

Earnings per share (“EPS”) represent the net earnings per share calculated using the historical weighted average shares outstanding, adjusted to reflect the issuance of additional shares, if applicable, in connection with the Acquisition and the Financing Transactions, as if such shares had been outstanding since October 1, 2024.

Since the Acquisition and the Financing Transactions, as illustrated above, do not involve any share-based consideration or other equity-based changes, the weighted average shares outstanding used in the pro forma EPS calculation are consistent with those presented in Spire’s historical financial statements.

The computation of basic and diluted net income per share attributable to Spire’s shareholders is as follows:

Description (In millions, except per share data)	Pro Forma Period For the Fiscal Year Ended September 30 2025
Numerator:
Net income attributable to Spire	$233.9

Net income available to ordinary shareholders of Spire —basic and diluted	$218.8

Denominator:
Historical weighted-average ordinary shares outstanding - basic	58.5

Historical weighted average ordinary shares outstanding - Diluted	58.7

Net income per share:
Basic	$3.74
Diluted	$3.73